T. ROWE PRICE MULTI-SECTOR ACCOUNT PORTFOLIOS, INC.

ARTICLES OF AMENDMENT

  T. Rowe Price Multi-Sector Account Portfolios, Inc., a Maryland corporation, having its principal office in the City of Baltimore, Maryland (hereinafter called the “Corporation”), hereby certifies to the State Department of Assessments and Taxation of Maryland that:

  FIRST:   The Charter of the Corporation is hereby amended to change the name of the “T. Rowe Price Emerging Markets Bond Multi-Sector Account Portfolio” to “T. Rowe Price Emerging Markets Corporate Multi-Sector Account Portfolio.” As a result of this amendment, all references to “T. Rowe Price Emerging Markets Bond Multi-Sector Account Portfolio” in the Charter are hereby changed to “T. Rowe Price Emerging Markets Corporate Multi-Sector Account Portfolio.”

  SECOND: The amendment shall become effective on July 1, 2013.

  THIRD:  The amendment does not increase the authorized stock of the Corporation or the aggregate par value thereof.

  FOURTH:  The amendment has been approved by the Corporation’s Board of Directors and is limited to a change expressly permitted by Section 2-605(a) of the Maryland Code—Corporations and Associations Article. No approval by shareholders of the Corporation is required under applicable law.

 IN WITNESS WHEREOF, T. Rowe Price Multi-Sector Account Portfolios, Inc., has caused these presents to be signed in its name and on its behalf by its Vice President, and witnessed by its Secretary, on April 24, 2013.

WITNESS:	T. ROWE PRICE MULTI-SECTOR ACCOUNT PORTFOLIOS, INC.
/s/Patricia B. Lippert _____________________________________ Patricia B. Lippert, Secretary	/s/David Oestreicher By: __________________________________ David Oestreicher, Vice President

  THE UNDERSIGNED, the Vice President of T. Rowe Price Multi-Sector Account Portfolios, Inc., who executed on behalf of the Corporation the foregoing Articles of Amendment of which this certificate is made a part, hereby acknowledges in the name and on behalf of the Corporation the foregoing Articles of Amendment to be the corporate act of the Corporation and hereby certifies to the best of his knowledge, information and belief the matters and facts set forth herein with respect to the authorization and approval thereof are true in all material respects under the penalties of perjury.

/s/David Oestreicher

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David Oestreicher, Vice President